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As filed with the Securities and Exchange Commission on November 7, 2003

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ANIKA THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation or organization)	04-3145961 (I.R.S. Employer Identification No.)
160 New Boston Street Woburn, Massachusetts 01801 (781) 932-6616 (Address of Principal Executive Offices)
Anika Therapeutics, Inc. 2003 Stock Option and Incentive Plan (Full title of the Plan)

Charles H. Sherwood
President and Chief Executive Officer
160 New Boston Street
Woburn, Massachusetts 01801
(781) 932-6616
(Name, Address and Telephone Number Including Area Code, of Agent for Service)

With a copy to:
H. David Henken, P.C.
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109-2881
(617) 570-1000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Common Stock, par value $0.01 per share	1,500,000	$6.56	$9,840,000	$796.06

(1)
This Registration Statement also relates to such indeterminate number of additional shares of Anika Therapeutics, Inc. Common Stock as may be required pursuant to the Registrant's 2003 Stock Option and Incentive Plan in the event of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Registrant's capital stock.

(2)
This estimate is made pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of determining the amount of the registration fee. The registration fee is based upon the average of the high and low prices for the Registrant's Common Stock, par value $0.01 per share, as reported on the Nasdaq National Market on October 31, 2003.

(3)
This Registration Statement also relates to the rights to purchase shares of Series B Junior Participating Cumulative Preferred Stock of the Registrant which are attached to all shares of Common Stock issued, pursuant to the terms of the Registrant's Shareholder Rights Agreement dated as of April 6, 1998, as amended on November 5, 2002. Until the occurrence of certain prescribed events, the rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred with and only with such Common Stock. Because no separate consideration is paid for the rights, the registration fee therefore is included in the fee for the Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. PLAN INFORMATION.*

Item 2. REGISTRANT INFORMATION AND EMPLOYEE ANNUAL PLAN INFORMATION.*

        *  The Section 10(a) prospectuses being delivered by Anika Therapeutics, Inc. (the "Company" or the "Registrant") to participants in the Anika Therapeutics, Inc. 2003 Stock Option and Incentive Plan (the "Plan") as required by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), have been prepared in accordance with the requirements of Form S-8 and relate to shares of Common Stock, par value $0.01 per share, of the Company (the "Common Stock") which have been reserved for issuance pursuant to the Plan. The information regarding the Plan required in the Section 10(a) prospectuses is included in documents being maintained and delivered by the Company as required by Rule 428 under the Securities Act. The Company shall provide to participants in the Plan a written statement advising them of the availability without charge, upon written or oral request, of documents incorporated by reference herein, as is required by Item 2 of Part I of Form S-8.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

        The Registrant hereby incorporates by reference the following documents which have previously been filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

    (a)
    the Registrant's Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 001-14027), as filed with the Securities and Exchange Commission on March 27, 2003

    (b)
    the Registrant's Quarterly Report on Form 10-Q (File No. 001-14027), as filed with the Securities and Exchange Commission on August 14, 2003

    (c)
    the Registrant's Current Report on Form 8-K (File No. 001-14027), as filed with the Securities and Exchange Commission on July 30, 2003.

    (d)
    the Registrant's Quarterly Report on Form 10-Q (File No. 001-14027), as filed with the Securities and Exchange Commission on May 15, 2003.

    (e)
    the Registrant's Current Report on Form 8-K (File No. 001-14027), as filed with the Securities and Exchange Commission on May 6, 2003.

    (f)
    the Registrant's Proxy Statement for the June 4, 2003 Annual Meeting of Stockholders (File No. 001-14027), as filed with the Securities and Exchange Commission on April 30, 2003.

    (g)
    the Registrant's amended Quarterly Report on Form 10-Q/A (File No. 001-14027), as filed with the Securities and Exchange Commission on March 13, 2003.

    (h)
    the Registrant's Current Report on Form 8-K (File No. 001-14027), as filed with the Securities and Exchange Commission on January 30, 2003.

    (i)
    the description of the Common Stock contained in the Registration Statement on From 10, filed with the Securities and Exchange Commission pursuant to Section 12 of the Exchange Act on March 5, 1993 and updated by our Registration Statement on Form SB-2, as amended, filed on October 29, 1997.

        In addition, all documents subsequently filed with the Securities and Exchange Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. DESCRIPTION OF SECURITIES.

        Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        The legality of the shares to be offered hereby will be passed upon for Anika Therapeutics, Inc, by Goodwin Procter LLP, Boston, Massachusetts. A partner in the firm of Goodwin Procter LLP beneficially owns approximately 18,400 shares of Common Stock.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Anika Therapeutics, Inc. is a Massachusetts corporation. Chapter 156B, Section 13 of the Massachusetts Business Corporation Law (the "MBCL"), enables a corporation in its original articles of organization or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Sections 61 and 62 of the MBCL (providing for liability of directors for authorizing illegal distributions and for making loans to directors, officers and certain stockholders), or (iv) for any transaction from which a director derived an improper personal benefit.

        Chapter 156B, Section 67 of the MBCL, provides that a corporation may indemnify directors, officers, employees and other agents and persons who serve at its request as directors, officers, employees or other agents of another organization or who serve at its request in any capacity with respect to any employee benefit plan, to the extent specified or authorized by the articles of organization, a by-law adopted by the stockholders or a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under Section 67 which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization or no longer serves with respect to any such employee benefit plan. No indemnification shall be provided, however, for any person with respect to any matter as to which he or she shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or to the extent that such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

        Article 6A of the Company's Restated Articles of Organization as amended (the "Articles of Organization"), provides that: except to the extent that Chapter 156B of the Massachusetts General Laws prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability.

        Article 6B of the Articles of Organization provides that the Company shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Company, or in any capacity with respect to any employee benefit plan of the Company (an "Indemnitee") against amounts paid and expenses incurred in connection with an action, suit or proceeding and any appeal therefrom, or settlement thereof, unless the Indemnitee shall be finally adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interest of the Company (or participants or beneficiaries of any employee benefit plan of the Company). The Company shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Company.

        Article 6B permits the payment by the Company of expenses incurred in defending any action, suit, proceeding or investigation in advance of its final disposition, if the Company does not assume the defense of Indemnitee, subject to receipt of an undertaking by the Indemnitee to repay such payment if it is ultimately determined that such Indemnitee is not entitled to indemnification under the Articles of Organization.

        Article 6B further provides that no indemnification or advancement of expenses may be made if such Indemnitee did not act in good faith in the reasonable belief that his action was in the best interest of the Company. Such determination shall be made in each instance by (a) a majority vote of a quorum of the directors of the Company, (b) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (c) independent legal counsel (who may be regular legal counsel to the company) or (d) a court of competent jurisdiction.

        The Company carries directors and officers liability insurance for the benefit of its directors and officers.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED.

        Not Applicable.

Item 8. EXHIBITS.

  The following is a complete list of exhibits filed or incorporated be reference as part of this Registration Statement.

        EXHIBITS

4.1	Amended and Restated Articles of Organization of Anika Therapeutics, Inc. ("Anika"), as amended (incorporated by reference to Exhibit 3.1 to Anika's Registration Statement on Form 10 (File no. 000-21326), filed with the Securities and Exchange Commission on March 5, 1993).

4.2
Amendment to Amended and Restated Articles of Organization of Anika, as amended (incorporated by reference to Exhibit 3.1 to Anika's Form 10-QSB for the quarterly period ended November 30, 1996, (File no. 000-21326), filed with the Securities and Exchange Commission on January 14, 1997).
4.3
Amendment to Amended and Restated Articles of Organization of Anika, as amended (incorporated by reference to Exhibit 3.1 to Anika's Form 10-QSB for the quarterly period ended June 30, 1998 (File no. 001-14027), filed with the Securities and Exchange Commission on August 14, 1998).
4.4
Amendment to Amended and Restated Articles of Organization of Anika, as amended (incorporated by reference to Exhibit 3.3 to Anika's Form 10-Q for the quarterly period ended June 30, 2002 (File no. 000-21326), filed with the Securities and Exchange Commission on August 14, 2002).
4.5
Amended and Restated By-laws of Anika (incorporated by reference to Exhibit 3.6 to Anika's Form 10-Q for the quarterly period ended June 30, 2002 (File no. 000-21326), filed with the Securities and Exchange Commission on August 14, 2002).
4.6
Shareholder Rights Plan Agreement dated as of April 6, 1998 (incorporated by reference to Exhibit 4.1 to Anika's Registration Statement on Form 8-A (File No. 000-21326), filed with the Securities and Exchange Commission on April 7, 1998).
4.7
Amendment to Shareholder Rights Agreement dated as of November 5, 2002 between Anika and American Stock Transfer and Trust Company, as successor to Firstar Trust Company (incorporated by reference to Exhibit 4.2 to Anika's Form 10-Q for the quarterly period ended September 30, 2002 (File no. 000-21326), filed with the Securities and Exchange Commission on November 13, 2002).
4.8	Anika's 2003 Stock Option and Incentive Plan (incorporated by reference to Anika's Proxy Statement (File No. 001-14027), filed with the Securities and Exchange Commission on April 30, 2003).
*4.9	First Amendment to Anika's 2003 Stock Option and Incentive Plan.
*5.1	Opinion of Goodwin Procter LLP as to the legality of the securities being registered.
23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
*23.2	Consent of PricewaterhouseCoopers LLP.
24.1	Power of Attorney (included on signature page(s) to this Registration Statement).

*
Filed herewith.

Item 9. UNDERTAKINGS.

  (a)
  Anika Therapeutics, Inc. ("Anika") hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii)
      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  Anika hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woburn, the Commonwealth of Massachusetts on this 7th day of November, 2003.

ANIKA THERAPEUTICS, INC.
By:	/s/ CHARLES H. SHERWOOD Charles H. Sherwood, Ph.D. President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Charles H. Sherwood such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHARLES H. SHERWOOD Charles H. Sherwood, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	November 7, 2003
/s/ WILLIAM J. KNIGHT William J. Knight	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 7, 2003
/s/ JOSEPH L. BOWER Joseph L. Bower	Director	November 7, 2003
/s/ EUGENE A. DAVIDSON Eugene A. Davidson, Ph.D.	Director	November 7, 2003

/s/ SAMUEL F. MCKAY Samuel F. McKay	Director	November 7, 2003
/s/ HARVEY S. SADOW Harvey S. Sadow, Ph.D.	Director	November 7, 2003
/s/ STEVEN E. WHEELER Steven E. Wheeler	Director	November 7, 2003

EXHIBIT INDEX

4.1	Amended and Restated Articles of Organization of Anika Therapeutics, Inc. ("Anika"), as amended (incorporated by reference to Exhibit 3.1 to Anika's Registration Statement on Form 10 (File no. 000-21326), filed with the Securities and Exchange Commission on March 5, 1993).
4.2
Amendment to Amended and Restated Articles of Organization of Anika, as amended (incorporated by reference to Exhibit 3.1 to Anika's Form 10-QSB for the quarterly period ended November 30, 1996, (File no. 000-21326), filed with the Securities and Exchange Commission on January 14, 1997).
4.3
Amendment to Amended and Restated Articles of Organization of Anika, as amended (incorporated by reference to Exhibit 3.1 to Anika's Form 10-QSB for the quarterly period ended June 30, 1998 (File no. 001-14027), filed with the Securities and Exchange Commission on August 14, 1998).
4.4
Amendment to the Amended and Restated Articles of Organization of Anika, as amended (incorporated by reference to Exhibit 3.3 of Anika's Form 10-Q for the quarterly period ended June 30, 2002 (File no. 000-21326), filed with the Securities and Exchange Commission on August 14, 2002).
4.5
Amended and Restated By-laws of Anika (incorporated by reference to Exhibit 3.6 to Anika's Form 10-Q for the quarterly period ended June 30, 2002 (File no. 000-21326), filed with the Securities and Exchange Commission on August 14, 2002).
4.6
Shareholder Rights Plan Agreement dated as of April 6, 1998 (incorporated by reference to Exhibit 4.1 to Anika's Registration Statement on Form 8-A12B (File No. 000-21326), filed with the Securities and Exchange Commission on April 7, 1998).
4.7
Amendment to Shareholder Rights Agreement dated as of November 5, 2002 between Anika and American Stock Transfer and Trust Company, as successor to Firstar Trust Company (incorporated by reference to Exhibit 4.2 to Anika's Form 10-Q for the quarterly period ended September 30, 2002 (File no. 000-21326), filed with the Securities and Exchange Commission on November 13, 2002).
4.8	Anika's 2003 Stock Option and Incentive Plan (incorporated by reference to Anika's Proxy Statement (File No. 001-14027), filed with the Securities and Exchange Commission on April 30, 2003).
*4.9	First Amendment to Anika's 2003 Stock Option and Incentive Plan.
*5.1	Opinion of Goodwin Procter LLP as to the legality of the securities being registered.
23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
*23.2	Consent of PricewaterhouseCoopers LLP.
24.1	Power of Attorney (included on signature page(s) to this Registration Statement).

*
Filed herewith.

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PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX